SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Rule 13e-4)
(Amendment No. 4)
TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

eLoyalty Corporation

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to Purchase Common Stock, par value $0.01 per share,

Having an Exercise Price of $3.00 or More
(Title of Class of Securities)

29015110

(CUSIP Number of Class of Securities)
(Underlying Common Stock)

Kelly D. Conway

President and Chief Executive Officer
eLoyalty Corporation
150 Field Drive
Suite 250
Lake Forest, Illinois 60045
(847) 582-7000
(Name,address and telephone number of person authorized
to receive notices and communications on behalf of filing person)

Copy to:

Robert S. Wert Vice President and General Counsel eLoyalty Corporation 150 Field Drive Suite 250 Lake Forest, Illinois 60045 (847) 582-7000	R. Cabell Morris, Jr. Winston & Strawn 35 West Wacker Drive Chicago, Illinois 60601 (312) 558-5600

☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $566

Form or Registration No.: 5-58863
Filing party: eLoyalty Corporation
Date filed: October 12, 2001

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer.  ☐

INTRODUCTION

      This Amendment No. 4 (this “Amendment”) amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (the “Commission”) on October 12, 2001 (the “Schedule TO”) by eLoyalty Corporation (the “Company”), as previously amended by Amendment No. 1 to Schedule TO (“Amendment No. 1”) filed with the Commission on October 25, 2001 by the Company, Amendment No. 2 to Schedule TO (“Amendment No. 2”) filed with the Commission on October 26, 2001 by the Company and Amendment No. 3 to Schedule TO (“Amendment No. 3”) filed with the Commission on October 31, 2001 by the Company. Except to file the additional exhibits as provided below, this Amendment does not alter the terms and conditions previously set forth in the Schedule TO as amended through the date hereof. Capitalized terms used and not defined in this Amendment have the meanings given to those terms in the Schedule TO, Amendment No. 1, Amendment No. 2, Amendment No. 3 and their respective exhibits.

Item 12.

      Item 12 is hereby amended and supplemented as follows to add Exhibit (a)(13) and Exhibit (a)(14) filed herewith:

(a)(1)*	Offer to Exchange, dated October 12, 2001.
(a)(2)*	Concurrent Offer to Exchange, dated October 12, 2001.
(a)(3)*	Form of Cover Letter to Eligible U.S. Employees and Summary of Procedures.
(a)(4)*	Form of Cover Letter to Eligible Non-U.S. Employees and Summary of Procedures.
(a)(5)*	Form of Election Form.
(a)(6)*	Form of Concurrent Election Form.
(a)(7)*	Pages 33 through 50 of the eLoyalty Corporation Annual Report to Stockholders, included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 30, 2000 (the “Annual Report”), filed with the Securities and Exchange Commission (the “Commission”) on March 20, 2001 and incorporated herein by reference (File No. 0-27975).
(a)(8)*	Pages 1 through 7 of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2001 (the “Quarterly Report”), filed with the Commission on August 14, 2001 and incorporated herein by reference (File No. 0-27975).
(a)(9)*	Section 83(b) Tax Election Form.
(a)(10)*	Transcript of conference call with U.S. Employees of eLoyalty Corporation, held on October 24, 2001.
(a)(11)*	Transcript of conference call with non-U.S. Employees of eLoyalty Corporation, held on October 25, 2001.
(a)(12)*	First Supplement to Offer to Exchange and First Supplement to Concurrent Offer to Exchange, dated October 31, 2001.
(a)(13)	Supplemental questions and answers distributed to U.S. Employees of eLoyalty Corporation.
(a)(14)	Supplemental questions and answers distributed to non-U.S. Employees of eLoyalty Corporation.
(b)	Not applicable.
(d)(1)*	eLoyalty Corporation 1999 Stock Incentive Plan (as Amended and Restated as of February 28, 2001), filed as Exhibit 10.16 to the Annual Report, filed with the Commission on March 20, 2001 and incorporated herein by reference (File No. 0-27975).
(d)(2)*	eLoyalty Corporation 2000 Stock Incentive Plan (as Amended and Restated as of September 24, 2001).
(d)(3)*	Form of Restricted Stock Award (included as Annex A to Exhibit (a)(1) and incorporated herein by reference).
(d)(4)*	Form of Installment Stock Award (included as Annex A to Exhibit (a)(2) and incorporated herein by reference).
(g)	Not applicable.
(h)	Not applicable.

*	Previously filed.

SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment is true, complete and correct.

eLOYALTY CORPORATION

By:	/s/ KELLY D. CONWAY

Name: Kelly D. Conway
Title: President and Chief Executive Officer

Date: November 7, 2001

INDEX TO EXHIBITS

Exhibit
Number	Description

(a)(1)*	Offer to Exchange, dated October 12, 2001.
(a)(2)*	Concurrent Offer to Exchange, dated October 12, 2001.
(a)(3)*	Form of Cover Letter to Eligible U.S. Employees and Summary of Procedures.
(a)(4)*	Form of Cover Letter to Eligible Non-U.S. Employees and Summary of Procedures.
(a)(5)*	Form of Election Form.
(a)(6)*	Form of Concurrent Election Form.
(a)(7)*	Pages 33 through 50 of the eLoyalty Corporation Annual Report to Stockholders, included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 30, 2000 (the “Annual Report”), filed with the Securities and Exchange Commission (the “Commission”) on March 20, 2001 and incorporated herein by reference (File No. 0-27975).
(a)(8)*	Pages 1 through 7 of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2001 (the “Quarterly Report”), filed with the Commission on August 14, 2001 and incorporated herein by reference (File No. 0-27975).
(a)(9)*	Section 83(b) Tax Election Form.
(a)(10)*	Transcript of conference call with U.S. Employees of eLoyalty Corporation, held on October 24, 2001.
(a)(11)*	Transcript of conference call with non-U.S. Employees of eLoyalty Corporation, held on October 25, 2001.
(a)(12)*	First Supplement to Offer to Exchange and First Supplement to Concurrent Offer to Exchange, dated October 31, 2001.
(a)(13)	Supplemental questions and answers distributed to U.S. Employees of eLoyalty Corporation.
(a)(14)	Supplemental questions and answers distributed to non-U.S. Employees of eLoyalty Corporation.
(b)	Not applicable.
(d)(1)*	eLoyalty Corporation 1999 Stock Incentive Plan (as Amended and Restated as of February 28, 2001), filed as Exhibit 10.16 to the Annual Report, filed with the Commission on March 20, 2001 and incorporated herein by reference (File No. 0-27975).
(d)(2)*	eLoyalty Corporation 2000 Stock Incentive Plan (as Amended and Restated as of September 24, 2001).
(d)(3)*	Form of Restricted Stock Award (included as Annex A to Exhibit (a)(1) and incorporated herein by reference).
(d)(4)*	Form of Installment Stock Award (included as Annex A to Exhibit (a)(2) and incorporated herein by reference).
(g)	Not applicable.
(h)	Not applicable.

*	Previously filed.